                                                                   Exhibit 99

WESTINGHOUSE PUBLIC RELATIONS              Westinghouse Electric Corporation

                                           Westinghouse Building, Gateway Center
                                           11 Stanwix Street
                                           Pittsburgh, Pennsylvania 15222-1384

                    WESTINGHOUSE/GAYLORD TRANSACTION CLOSES

     NEW YORK, October 1, 1997--Westinghouse Electric Corporation (NYSE:WX) announced today that it has closed the merger with Gaylord Entertainment Company (NYSE:GET) by which Westinghouse will acquire Gaylord's two major cable networks, TNN: The Nashville Network and CMT: Country Music Television. To execute the transaction, Westinghouse will issue approximately 59 million shares in Westinghouse Electric Corporation common stock to Gaylord shareholders.

     David Hall, who has served as President of Gaylord Communications, will join CBS Cable as President, TNN and CMT. Mr. Hall was one of the key founders of TNN who built the network into its leadership position in country music, motor sports, and outdoor programming. He was also instrumental in making CMT one of the fastest growing cable networks in the United States.

     TNN, currently reaching more than 70.8 million households in the United States and 5.5 million in Canada, is the second largest North American network and the eighth largest in the U.S. CMT has 41.5 million subscribers in the U.S. where it has grown 15% in the past year, an impressive growth rate for an established network. Other assets included in the merger are CMT Canada, a joint venture with Shaw Cable of Canada, several cable production companies, and NASCAR Thunder, a chain of NASCAR-themed retail stores.

         Contact:  Jack Bergen/Westinghouse     212-975-3835
                   Gil Schwartz/CBS             212-975-2121
                   Cheryl Daly/CBS Cable        212-916-1041